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INDEPENDENT AUDITORS' CONSENT


Merrill Lynch Oregon Municipal Bond Fund of
Merrill Lunch Multi-State Municipal Series Trust:

We consent to the incorporation by reference in this Post-Effective Amendment No. 8 to Registration Statement No. 33-64502 of our report dated September 11, 1998 appearing in the annual report to shareholders of Merrill Lynch Oregon Municipal Bond Fund for the year ended July 31, 1998, and to the reference to us under the caption "Financial Highlights" in the Prospectus, which is a part of such Registration Statement.


/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Princeton, New Jersey
November 25, 1998